Exhibit 99.3



                                     NELNET

                             MODERATOR: PHIL MORGAN
                                  MARCH 4, 2008
                                  10:00 A.M. CT



Operator: Good day everyone and welcome to Nelnet's fourth quarter 2007 conference call. Today's call is being recorded and broadcast live over the internet.

        At this time, Mr. Phil Morgan of Nelnet's investor relations office will begin with opening remarks. Please go ahead, sir.

Phil Morgan:  Thank you, Lisa.  And thank you everyone for joining us today.
        Nelnet's fourth quarter earnings release and financial supplement have been posted to the investor relations website at www.nelnet.com.

        On today's call, we will have Jeff Noordhoek, president; and Terry Heimes, chief financial officer, providing the formal remarks; and Mike Dunlap, chief executive officer and chairman, joining for the question and answer session.

        Before we begin the formal remarks, I would like to read the Safe Harbor statement. We would like to remind you that there will be forward-looking statements made during today's call.

        The forward-looking statements may differ materially from actual results and are subject to certain risks and uncertainties that are detailed in our earnings release and in our filings at the SEC.

        The company does not intend to update any forward-looking statements made during the call. During the course of this call, we will refer to a non-GAAP financial measure which the company defines as base net income.

        Please refer to our website for the reconciliation of GAAP net income to base net income. After Jeff and Terry have concluded their formal remarks, we will open up the call for questions.

        I would now like to turn the call over to Jeff.

Jeff Noordhoek: Thank you, Phil. Good morning, everyone, thank you for joining us today. Today, we will discuss our operating results for 2007 but more importantly, we want to talk about the success of our strategy to diversify revenue and net income.

        I will take some time to talk about the impact of the recent legislation and the global liquidity crisis have had on the student loan origination and acquisition components of our business.

        Finally, I will briefly touch upon the outstanding fundamentals and the macroeconomic dynamics that impact education services industries as a whole.

        First, let me remind you that Nelnet is a diversified education services company serving the growing needs of the education seeking public. As you listen to our review of 2007 and consider our opportunities for 2008. We want you to keep in mind that we have been highly successful in reducing our alliance on student loan net interest margin.

        In addition, the demand for our broad group of lower risk, fee-based services in the education market is extremely encouraging. The results for 2007 include continued growth of our diversified revenue stream, increased bottom line contribution from fee-for service operations, active management of operating expenses and strong bottom line performance when considering the impact of the 2007 legislation in the on-going global credit crisis.

        Base net income excluding charges related to the new legislation and related structuring was 34 cents per share for the fourth quarter and $1.72 per share for the year. Fee-based revenues reached $83 million for the quarter and $312 million for the year which represented 65 percent of our total revenue for the fourth quarter and 56 percent for the year.

        Importantly, and as a reflection of where more and more of our revenues will be coming from in the future, our fee-based operations contributed 43 percent of our base net income in 2007 compared to 33 percent in 2006. Terry will provide a more in-depth analysis of the numbers in a few minutes.

        Even though it represented an ever decreasing force of our revenue and net income, I will spend time discussing the current state of the student loan industry since it is in such flux.

        We remain committed to our mission of helping families plan, prepare and pay for education. However, the manner in which we fulfill our mission is continuing to evolve as legislation enacted in September coupled with the global credit crisis is putting extreme pressure on the student loan finance market.

        The legislation alone creates significant challenges in the FFELP industry. Last fall, we proactively made the tough decisions necessary to right-size our business with the new, lower economics of the FFELP program.

        As we predicted, many of our thinly capitalized competitors who did not respond quickly are being forced to exit the business in an abrupt manner. However, what we did not predict was the ever increasing severity of the global credit crisis and it's far reaching impact on the entire student loan finance industry.

        The ability to attract capital to fund FFELP and private loans has become increasingly difficult and increasingly more expensive. We secured liquidity in the fall as the credit market was tightening and we currently maintain an $8.9 billion warehouse line of credit with nine banks with approximately $1.7 billion available capacity as of today.

        The credit facility matures in May 2010 but the liquidity line backing the facility has an annual renewal this coming May. We expect relatively significant pricing pressure on the liquidity renewal given the current credit contraction going on worldwide.

        Ultimately, if we cannot come to acceptable pricing terms with our warehouse lenders, we do maintain the ability to term out the facility for two years with a minimal step up in cost.

        The buyer base in the term Asset-Backed Securities market has contracted dramatically with the near complete disappearance of the Structured Investment Vehicles which drove the pricing in the long-end into the market.

        That said, FFELP ABS transactions are still getting done for well-capitalized finance companies that can fund the subordinate tranches on balance sheet. This means that a significant portion of our more thinly capitalized competitors are currently unable to access the ABS market and are also more than likely unable to renew warehouse lines of credit, due to the need for tangible equity capital.

        In contrast, we fully intend to continue to use our financial strength to securitize and/or sell FFELP loan assets to free up capacity in our warehouse line of credit. The ABS market for private student loans has essentially disappeared and accordingly, we will look to significantly reduce and potentially eliminate the private loans we fund on our own balance sheet and shift our efforts to working with others in their origination activity to create fee income from our private loan business.

        Spurred by the stress in the ABS and commercial paper markets, the auction rate and variable rate demand note markets have also experience an unprecedented disruption. Many auction broker dealers on Wall Street have decided to let auctions of all assets class fail.

        We currently have $2.0 billion of auction rate notes and $900 million of variable rate demand notes outstanding, which, when combined is roughly 10 percent of our debt capital structure. Even though our auction rate VRDN debt is predominantly rated AAA and are generally over 100 percent collaterized by federally guaranteed student loans, investors and broker dealers spooked by losses in the sub-prime mortgage market have created an irrational and unprecedented environment of failed auctions in these highly credit worthy assets.

        The interest rates charged on the failed auctions are slightly different depending on the notes but are generally in the T-bill plus 125 to LIBOR plus 150 basis point range. We are actively working to re-structure the auction and VRDN debt at more favorable rates.

        This crisis in the capital markets led us to announce a second restructuring in January. We proactively took steps to reduce operating expenses related to our student loan origination and related businesses further.

        Since we cannot determine nor control the link or depth of the capital market disruption, we plan to actually manage direct an indirect costs related to our asset generation activities and be more selective in pursuing loan originations in both the school and direct consumer channels.

        Accordingly, we have suspended consolidation loan originations and will continue to review various origination decisions going forward. As a result of these items, we will experience a near term decrease in origination volume compared to historical periods.

        Where does all of this leave the company and particularly the student loan finance industry? First, consider a few critical points about our company. We have a $26.7 billion existing loan portfolio that will serve as an annuity-type revenue stream for many years.

        We have the flexibility to dial up and dial down our FFELP loan originations based on our strong origination platform and liquidity position. We have highly efficient loan servicing capabilities with significant scale and capacity to grow, through our own internal originations or to serve new third party servicing opportunities.

        We have a very strong capital base along with operating capacity. We have a diversified product offering and revenue stream. Fee-based revenues are growing both as a percent of total revenue and in absolute dollars; a trend that we expect will continue.

        We have been proactive in right-sizing our expense structure in response to the two unprecedented events affecting our student loan business.

        Let me repeat our statement from the last call, we will not grow for growth sake, and we will not create unprofitable loan assets and sacrifice value creation for short-term volume or some mythical market share benefit. We will continue to monitor market and be proactive in keeping the company financially strong.

        Before I turn the call over to Terry to discuss the details of our financial performance, I want to highlight some of the market dynamics that we look to as we chart the course for Nelnet in 2008 and beyond.

        2008 will provide the largest class of graduating high school seniors in the history of the United States. The cost of education continues to rise at twice the rate of inflation. The financial aid process is continually increasing in its complexity, given ever increasing government regulation.

        We have seen a dramatic reduction in new loan originations from approximately 15 industry participants including two top 10 participants. Capital to fund loans is becoming scarce and accordingly more and more expensive to obtain and banks are more reluctant to put new loan assets on their balance sheets given the increased capital commitments from all consumer and commercial financial assets.

        So what does all this mean? There are definite challenges. For some participants in the student lending business, these are potentially insurmountable challenges. For Nelnet, however, the industry dynamics are providing opportunities in the education services area in general.

        We believe our strategy has positioned us for success in this growing but complex space. Let me highlight that 65 percent of our revenues came from fee-based businesses in the fourth quarter.

        At this time, I would like to turn the call over to Terry Heimes to discuss the details of our financial performance.

Terry Heimes: Thanks, Jeff. Today, I want to talk to you about our operating results for 2007 and provide some color on our business strategy and the performance of our various operating segments.

        Given the current market conditions, I will spend some time talking about our liquidity and funding capacity and finally, talk about our strategy and performance objectives given the business environment for 2008 and moving forward.

        First, the more traditional measures of performance and results. Our GAAP net income from continuing operations was $19.2 million or 34 cents per share for the fourth quarter of 2007 and $35.4 million or 71 cents per share for the year. This compares to a loss of $5.9 million in the fourth quarter of last year and GAAP net income of $65.9 million or $1.23 per share for all of 2006.

        Base net income was $13.4 million or 27 cents per share for the fourth quarter of 2007 and $38.5 million or 78 cents per share for the year which compares to 22 cents and $1.42 per share for the fourth quarter of 2006 and the 2006 fiscal year.

        Obviously, a substantial amount of unusual activity occurred during all periods and moving the discussion to a review of comparable operations can be complicated. Consider the following; the fourth quarter of 2007 includes restructuring charges of $3.3 million after tax or 7 cents per share.

        The fourth quarter of 2006 includes impairment charges related to our settlement with the department of education totaling about 22 cents per share after tax. Thus excluding the legislative changes, impairment charges and other one time items, base net income was 34 cents per share for the fourth quarter of 2007 versus 44 cents per share for the fourth quarter of 2006.

        From a full year perspective, the year ended December 31st 2007 included approximately $46.8 million in after-tax restructuring or other charges related to changes in legislation or a total of 94 cents per share. Excluding the legislative changes, impairment charges and other one time items, base net income was $1.72 per share for 2007 versus $1.64 per share for 2006.

        Our student loan assets were $26.7 billion, an increase of $2.9 billion or 12 percent year-over-year and our shareholders equity topped $608 million at year-end.

        As we look back at 2007, Nelnet has been very successful in the execution of our key business strategies and diversification of revenues but has also faced significant challenges in terms of market and industry conditions.

        As we look forward to 2008 with the change in legislation, disruption in the capital markets and reduced economics related to new FFELP loans, asset generation and asset growth will no longer be key drivers or measures of our success.

        Before we get to funding, liquidity and the prospects for 2008, let's talk about the performance of our fee-based businesses and operating segments. Our fee-based revenues totaled $83.2 million for the quarter, an increase of $12.1 million or 17 percent compared to the same period a year ago.

        For the year, fee-based revenues totaled nearly $312 million, an increase of $72 million or 30 percent. Fee-based revenues made up 65 percent of our total revenues for the fourth quarter at 56 percent of our total revenues for the year, a substantial increase from the 53 percent and 44 percent a year ago.

        Importantly, our fee-based business segments contributed nearly 43 percent of our base net income during 2007 compared to 33 percent in 2006. For the year ended December 31st 2007, loan and guarantee servicing revenues from third parties totaled $128.1 million for an increase of $6.5 million or 5.3 percent compared to 2006.

        We saw a pretty substantial increase in our guarantee outsourcing revenue in 2007 as compared to 2006 which all set a decline or run off in our third party FFELP loan servicing revenues. The change in legislation and capital markets will provide some challenges as well as opportunities in this segment as we move into 2008.

        A repeal of the VFA agreements between the Department of Education and certain guarantee agencies could reduce our revenues by nearly $9 million in 2008 but we believe there will be some significant opportunities to increase our third party loan servicing revenues as some industry participants look to take advantage of our origination and servicing platforms allowing us to capitalize on our significant economy of scale in this area.

        Our other fee-based revenues are generated from our Tuition Payment Plan and Campus Commerce segment as well as our Enrollment Services segment. These revenues increased $58.6 million during 2007 to nearly $161 million, an increase of more than 57 percent.

        Our Tuition Payment Plan and Campus Commerce revenue totaled $42.7 million for 2007, an increase of $7.6 million or 21.6 percent compared to 2006. We continue to seek positive leveraging growth opportunities here.

        After tax operating margins have improved each of the last three years and although this is a relatively mature market, we believe we have growth opportunities not only through new school clients but also growth in revenue opportunities from our existing client base.

        Nelnet Enrollment Services includes our college preparation and planning services as well as our lead generation activities. Revenues increased $48 million or 86 percent during 2007. The acquisitions of Peterson's and CUnet have significantly expanded our product offering.

        We believe we have some excellent opportunities to capture value here not only through integration, economy to scale and operating leverage but also through our school touch points, services provided and administrative capabilities allowing us to create value for our school clients. Excluding a onetime charge for impairment of intangible assets incurred during the third quarter, base net income contribution was roughly flat for 2007.

        Although operating margins have contracted here over the last couple of years as we've built the business, we believe we have opportunities to take advantage of revenue growth and expense control in 2008 and beyond.

        Our Software and Technical Services revenue increased $6.6 million during 2007 or 43 percent totaling $22.1 million for the year. During 2007, we were able to increase our after tax operating margin by capitalizing on our operating leverage. While we expect some potential softening of revenues in this area, should lenders exit the student loan business, we also see opportunities to work with lender and school clients to outsource their development and maintenance activities. In addition to our traditional education focus, we also see diversification opportunities outside the education finance and services areas with some new product development activities.

        With the changes in legislation and capital market activities, we are proactively taking steps towards operating cost reduction specifically focused in the asset generation and related support areas.

        Operating expenses excluding restructuring charges are (flat) compared to the third quarter and compared to the fourth quarter of last year. We're very pleased with our operating cost performance given a growth in our fee-based revenues. Through our restructuring efforts, we have reduced the cost related to our asset generation activities to a level that can be supported by economics of new loans provided we get some relief and stability related to our funding costs.

        This brings us to a discussion of our lending activities, the related funding costs and funding capacity. As you are all aware, the legislation passed last year significantly reduced the yield on loans originated after October 1st of 2007.

        At year end, we had less than $500 million of these loans on our balance sheet, or less than 2 percent of our total loan assets. The capital market disruption has put additional pressure on the economic viability of new loan originations, but before I talk about new loan originations, I want to spend some time talking about the portfolio of existing loans on our balance sheet.

        We currently have $26.3 billion in par value of student loans on our balance at a carrying cost of 1.7 percent of unamortized premium. Roughly $18 billion or 70 percent of those loans are financed to term or matched to maturity with term ABS securities at very attractive fixed spreads to three month LIBOR. And since we don't use gain on sale accounting, we have a significant amount of unrealized value in these loans.

        We estimate the future earnings and cash flow on this portfolio over its life will be in excess of $1.2 billion assuming it normalizes the historical spread between LIBOR and commercial paper.

        Our highest priority is term financing or refinancing of loans in our short-term warehouse vehicle. The facility includes provisions requiring us to roll or refinance a portion of the loans annually. It also includes provisions that if we're unable to agree on renewal terms of the liquidity support, we can term out the facility through 2010 at a minimal step up in cost.

        The facility includes an advanced rate provision subject to a valuation formula based on current term ABS market criteria. As ABS spreads have widened, advanced rates have been reduced for acquired equity support for the funded portfolio.

        So our focus on refinancing is two fold: one, reduce the maturity mismatch in this portfolio; and two, reduce the volatility related to the equity support for our portfolio to the appropriate level for government guaranteed assets. We will be working to refinance or term out this portfolio over the very near term as well as continuing discussions related to the extension or renewal of the liquidity provisions.

        The refinancing and/or renewal will come at a price. Our current cost related to the warehouse is less than 30 basis points over LIBOR. Historically, we had been able to achieve financing efficiency in the term market, refinancing the portfolio to achieve a reduction in funding cost.

        Going forward, we know that will not be the case with the $7 billion portfolio. Costs are likely to increase 40 to 60 basis points either as a result of renewal or as a result of refinancing in the term ABS market.

        The next obvious question relates to future loans and the availability of capacity and liquidity. Jeff indicated we're committed to our mission of helping families plan, prepare and pay for their education.

        We've made significant investments in loan origination and delivered platforms and we have developed a broad array of services to help our school and student customers. We have $600 million in equity capital and access to a $750 million unsecured credit line.

        Today, more than $400 million of that credit line remains undrawn and $200 million of the drawn amount is providing funding support for our warehouse portfolio of high quality government guaranteed assets.

        We are positioning the company for the 2008/2009 lending year; however, Jeff also indicated that we will not generate volume for volume sake. If we cannot secure economically viable capacity for new loans, we will shift our efforts to other product and service lines including our fee-based origination of servicing activities to help our school and lender clients.

        It is also important to note that because of our economies of scale and efficient operations, we have a greater ability to achieve those economically viable risk adjusted returns necessary for us to remain in the asset generation acquisition business long term as compared to other industry participants.

        In summary, what are we doing related to our funding and capacity in 2008? We're going to refinance a significant portion of our warehouse portfolio at wider spreads relative to historical ABS levels and our warehouse funding cost if done under the current market conditions.

        We will look to renew or renegotiate a new warehouse facility and extend the liquidity provisions on our existing facility. The cost will be substantially higher than historical levels but likely limited to a one year agreement giving the term ABS markets time to sell and recover.

        We will use our equity and capital to support our warehouse and term ABS issuance maybe in the short term, to retain the accumulated value on our portfolio and we will continue to monitor the viability of new loan generation and acquisitions given the developing market conditions.

        It is also important to note that we are in a seasonally driven slower origination period. If we do not see the appropriate signs of market correction prior to certain peak origination periods, we will take prudent steps to keep the company financially strong.

        We have already taken steps to reduce our operating cost and we maintain the flexibility to dial-up or dial down loan production that brings us to our overall strategy, plan and performance objectives for 2008 and beyond. We will continue to execute our business plan focused on diversification.

        We will continue to deploy our capital and resources to retain and generate value and we will be proactive in dealing with the very challenging and dynamic business and capital market environment related to the education finance portion of our business.

        As we look specifically to 2008, it will be a year of volatility, continued transition, continued diversification and positioning. Accordingly, we are not going to provide definitive earnings guidance. We can tell you where we will focus our efforts in terms of the business dynamics in some of the areas that are sure to impact our performance namely we will not focus on funding assets on our balance sheet for 2008. At this point in time, we anticipate being active in the asset generation and acquisition area, but it is dependent upon our ability to fund the asset profitably over the long term and secure reasonable risk adjusted returns. We expect our spread to contract typically as it relates to the roughly $7 billion of our portfolio currently funded in our short term warehouse vehicle. The extent and the impact is dependent upon the amount of loans we refinance, the stability of the term ABS markets and our ability to renew liquidity for our warehouse program. We expect opportunities to grow our third party servicing revenues and profit contributions. However, we expect new legislation to reduce guarantee outsourcing revenues by as much as $9 million in 2008. We expect continued growth and strong performance in our Tuition Payment and Campus Commerce segment. We expect continued opportunity for revenue growth in our Enrollment Services segments and we expect to improve our operating margins here taking advantage of integration and scale. And finally, we have undertaken steps to aggressively control our costs and we will continue to do so while balancing the need for innovation and investment and technological developments.

        With that, I'll turn it back over to Jeff for closing comments and discuss what lies ahead for Nelnet.

Jeff Noordhoek: Thanks Terry. I'm going to take a few minutes to describe what we feel could be in store for the entire student loan market and particularly students and their families which is what really matters in this large, public policy debates.

        We believe the combined effect of the College Cost Reduction Act passed in September coupled with the global credit crisis is already starting to affect students and will only worsen throughout 2008 if something does not change.

        As all lenders are choosing where to invest their shrinking pool of available funds, the first to feel the effect will be the students attending higher default/low graduation rate schools.

        You have heard us and each of our public competitors' state that we are pulling away from this market. As capital flowing into the broader student market continues to wither, our fear is that this could quickly roll into the for-profit education sector and the community college market where smaller loan balances and higher delinquencies and default equate to higher servicing costs and lower margins.

        This would be a needless failure for our country, as thousands of people who have the opportunity to gain the most from education are served by these colleges. Ultimately, if something does not change, four-year college and graduate students will also start to feel the pinch as most banks and finance companies would be constrained in their ability to fund this growing amount of low margin assets on their balance sheets.

        There are some people publicly stating that with the Direct Loan program will simply pick up the volume left by the FFELP program hunters. We think this strategy is very risky and it is our opinion the direct loan program does not have the infrastructure in place to more than double or triple in a short period of time without a massive disruption of service to schools and students.

        In addition, total FFELP volume is expected to see over $500 billion in the next five years which, if funded under the Direct Loan program, would get added directly to our national debt.

        The September 2007 legislation was designed to channel more grant aid to students which we all agree makes sense. What will not change is the reality that the growing cost of higher education will mean that most students will also continue to need loans.

        Grants and loans go hand in hand. If the loan market is disrupted, there will not be students in place to benefit from grants. The good news is that it is not too late to head off this gathering storm, and the industry is actively discussing ideas with multiple constituencies on how to infuse liquidity into the student loan market to ensure that no interruption of access occurs as it never has in the over 40-year old history of the FFEL program.

        I'm going to almost exactly quote my closing statements from our last quarterly call as they are so important to understanding our company. First, let me reiterate that these recent events will not change our mission in helping families plan, prepare and pay for their education.

        Our core value, which includes our customer focus and our commitment to associates, remain unchanged as do core underpinnings of our business model. We remain committed to diversifying and increasing our fee based revenue streams and deploying capital efficiently, utilizing our scale and capacity to create efficiencies, and generating high quality assets when a proper return on investment can be achieved.

        So what does lie ahead for Nelnet? Growing and diversifying fee based businesses will be the major driver of future shareholder value creation. These businesses will represent a substantially larger piece of our income stream and the majority of our bottom line. We believe they will ultimately fill the void created by the lower contribution from loan assets over the long term and add additional growth in the education space outside of FFELP to reduce political, credit, and interest rate risk. Revenue diversification will continue to make us stronger and the new products and services we add will create value to customers while creating a sustainable long term cash flows for our company. We see an ever increasing opportunity to expand our third party servicing, as other market participants look to piggyback our scale, efficiency, and world class servicing operations. Maintaining our relationships with our existing school customers in our target market is critically important. However, the market and how we approach the market has changed significantly. By way of example, in a typical year we were likely to receive approximately 40 lender list RFPs from colleges and universities. Since last September, we received response to over 500 RFPs. Asset generation will be in intensely focused on high quality, low default FFELP assets and maximizing their value by either balance sheeting new loans that meet our return targets or forward-flowing them to strategic third parties.

        And finally, before we get your questions, I want to proactively address what we plan to do in terms of regulatory filings, earnings releases and investor outreach during 2008. We believe our public filings contain the information necessary to evaluate our performance and understand our business operations.

        This is where we focus our public disclosure and transparency. We believe it is important information for our investors and should be reviewed and considered in conjunction with our comments and discussion.

        Going forward, our quarterly calls will be scheduled after we have filed our 10k or 10Q. Mike, Terry and I will now take your questions.

Operator: Thank you, sir. The question and answer session will be conducted electronically if you would like to ask a question please do so by pressing the star key followed by the digit one on your telephone. If you are using a speakerphone please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star one to ask a question. We will pause for a few moments.

        And our first question comes from Sameer Gokhale with KBW please go ahead.

Sameer Gokhale: Hi, good morning. I think you've mentioned that you were currently in discussion with certain constituencies about perhaps thinking of ways in which to inject liquidity into the funding market for student loans, which you will be able to discuss any specific proposals that you've submitted and perhaps who you might have spoken to or approached so far, I know Hank Paulson, the treasury secretary, has been approached by some lawmakers on this issue and I was wondering if you had pursued that line as well. Just want to hear your thoughts on this issue.

Jeff Noordhoek: Sure. This is Jeff, Sameer. What I would say is that the industry as a whole, many participants and industry trade groups, have approached multiple levels of government. That would be local, state and federal levels and all different types of agencies to have discussions about what is going on in the student loan market and what is going on in the capital markets and what it means for students and families in the United States.

        So I would tell you that there have been multiple discussions at multiple levels across the government on this issue.

Sameer Gokhale: I mean is there anything more specific you can give us as far as proposals perhaps to have the government provide, you know, some sort of back stop liquidity support to the extent that ABS investors are kind of hesitating to invest in even government guaranteed ABS and maybe by providing that back stop liquidity you get more of these investors into the market.

        I mean, is it along those lines or would you discuss specifically what kinds of ideas you've been thinking about.

Mike Dunlap: This is Mike Dunlap, going down the line of - if you look at some of the other market segments, like housing, you've got the federal home loan bank and the federal form credit system for the agriculture area, Jennie Mae, Fannie Mae, Freddie Mac in the mortgage sector.

        Student loan sector did have direct access when Sallie Mae was a GSC to the Federal Financing Bank. So some of the discussions that we've had is, you know, should the Federal Home Loan Bank or the Federal Financing Bank be allowed to provide liquidity directly into student loan asset or asset backed securities with a number of different players in government. So that's just some of the different ideas that we've talked about.

Sameer Gokhale: That's terrific, that's very helpful color. The other thing I was wondering about is I think this warehouse facility that I think is due for renewal in May of this year. I think you've mentioned that if it weren't renewed it would become a termed facility and you've mentioned a modest step up in cost there. Would you be able to share with us what the incremental step up in cost on this facility would be if you were to just leave the assets in there and kind of term it out?

Mike Dunlap:  Ten basis points.

Sameer Gokhale: Ten basis points compared to what you are doing now. OK. And the last thing I was curious about was on your fee based income, I know there is some commentary given when in Q4 your other fee based income there was a pretty big sequentially increase, was that pretty much all due to seasonality or was that one business in particular that was performing better than the others?

Mike Dunlap: It was primarily seasonality. You know, we've seen really solid growth in terms of our tuition payment, campus commerce segment as well as with the CUnet and Peterson's, our enrollment services had a good quarter as well as our lead generation activities, so -

Sameer Gokhale:  OK, great thank you.

Operator: As a reminder, that is star one if you would like to ask a question or make a comment. And once again, that is star one if you'd like to ask a question and we'll pause for another moment.

        And we have a question from Robert Kirkpatrick with Cardinal Capital; please go ahead.

Robert Kirkpatrick: Good morning, could you talk a little bit about where you are in your restructuring process with the one that was announced in January. Are you all the way through that at this point and can you give us some guidance as to where your cost structure is relative to that which you reported in the fourth quarter, please?

Terry Heimes: Sure Robert, this is Terry. We are largely through our restructuring process. As we exit some associates there will be carry over severance and other costs that will flow into the second quarter but we are largely through that in terms of our costs, structure, and run rate, we expect, as we announced previously, with the restructuring we would expect a cost saving in the $25 to $50 million range from a standpoint of our 2007 run rate perspective.

        We would expect to start to see that in 2008 starting to take effect in the first quarter, however, with some of our carry over, we will see the main impact in the third quarter of 2008.

Robert Kirkpatrick:  And what accounts - first of all, what's the 2007 run rate?
        Is that the rate of which you exited the year or is that the rate for the whole year?

Terry Heimes:  We exited.

Robert Kirkpatrick: OK and contributes to a variation of $25 to $50 million or nearly a 100 percent swing in your assessment of the cost being saved.

Terry Heimes: It would somewhat depend upon the level of asset generation activities that we actually undertake in 2008.

Robert Kirkpatrick: OK. And could you go back to the point that you made during your prepared remarks about the loan portfolio having - if I wrote it down, right - $1.2 billion of future value and explain that in a little bit greater detail for us.

Terry Heimes : Sure this is Terry, we've got - of our $26 billion portfolio we have $17 and a half to $18 billion that is funded using the term market with fixed spread to 3 month LIBOR. When we run that out to the life of the portfolio, the cash flow and earnings generated on that portfolio over its life is in excess of $1.2 billion which would include the excess spread, the servicing revenue that we would largely generate for ourselves because we are servicing it, the administration releases from the trust estate that seems to be a, you know, a historical level or spread between commercial paper and LIBOR as well as, you know, certain prepayment rate, et cetera. The point that we wanted to make though is that we have that portfolio financed to term with very attractive spreads and we've locked in the value on that portfolio, and since we don't use gain on sale accounting, we're going to recognize that value over the life of that portfolio.

Robert Kirkpatrick: And what is the term that you have locked in? What's the average term of that, $1.2 billion?

Terry Heimes: Well, they vary by asset type, a substantial portion of those are consolidation loans and so they're going to have a very long - a long life, probably in the neighborhood of 10 to 20 years in terms of an average useful life.

Robert Kirkpatrick: And your equity market value today is a little less than that?

Terry Heimes:  Yes.

Robert Kirkpatrick:  Great.  Thanks so much gentlemen I appreciate your time.

Terry Heimes:  Thank you.

Operator: Again, that is star one if you'd like to ask a question. I would like to remind everyone that if you are on a speakerphone, make sure your mute function is disabled so your signal would reach our equipment. And once again that is star one.

        And we have a question from Cyril Battini with Credit Suisse.

Cyril Battini: Thanks. Hi, good morning. I'm calling - my question has to do with your funding profile, if you could just maybe discuss what is coming due in 2008. I think you've talked about the 6.6 billion warehouse facility, which you plan to term out. And then I think there's
        2.9 billion in option rate loans. How do you plan on refunding that given the current situation?

Terry Heimes: Sure. You're correct. We have about the 6.9 or 7 billion warehouse line, which, although it has a final maturity of May of 2010, the liquidity is renewed annually. And so that renewing in May of this year, that, we've got that as coming due this year. In addition, the auction rate is reset annually and those we are experiencing dislocation in the rates. However, I think it's also important to note that some of the loans in those financings have floor characteristics to them. So those are still economically viable trust estates. We are going to look to refinance those into an alternative source to reduce our funding cost there, but our first priority is to refinance our term, our short-term warehouse portfolio.

Cyril Battini:  You're referring to the 6.6 billion?

Terry Heimes:  Yes.

Cyril Battini: But even if you - but this, you can always term it out to 2010, right, if it can be refinanced?

Terry Heimes: We do have that option yes. We are trying to make sure that we put ourselves in the best, most flexible position as we move into 2008 and beyond.

Cyril Battini: And the 2.9 billion in auction rate funding, I mean what's plan B if you can't refinance that?

Male: Well, as I said, those have the ability to - you know, those are not coming due. They are just, they are resold...

Cyril Battini:  Oh.

Terry Heimes: ... periodically, and we have the ability to leave those in the auction rate or variable rate demand note mode. It is just going to be more efficient for us to refinance those to the extent they can because they are currently earning at the max rate - they've gone to the max rates. So we want to refinance those to gain efficiency.

Cyril Battini:  OK, I understand.  So when are they coming due, those?

Terry Heimes: They have varying maturities. Most of them are probably going to be anywhere from 12 to 30 years.

Cyril Battini:  OK, great.  Thank you.

Operator: And we'll take our next question from Shane Wilson with QVT financial.

Shane Wilson: Hi. I was wondering, when you speak about increasing revenue from third party servicing if, you know, that's service basing your general assessment of the state of the market now? Or have you had sort of specific conversations with specific other, you know, industry participants?

Mike Dunlap: There's all kinds of different opportunities there that are popping up as people are looking at ways to become more efficient. They're looking at companies like ours that have the scale and efficiency to help them do things more efficiently. So we always have had a sales pipeline in our servicing area. That's increased significantly in the last three to six months as turmoil has kind of rocked the market.

Shane Wilson:  OK, thanks.

Operator:  And our next question comes from Charles Cascarilla with Cedar Hill.

Charles Cascarilla: Oh hey guys. I was wondering if you could just delineate a little bit better for me, or us, the derivatives you added in the quarter. Looks like you did - had some activity there - and what is hedged and what's not hedged and what the exposures are.

Terry Heimes: Sure. This is Terry. Let me start with some of the exposures that we were trying to hedge. As you may recall in - our assets are set off the average daily rate of the 90 day commercial paper. So our assets reset daily. The majority of our debt will reset every three months based off LIBOR. So in a rising rate environment, we benefit from our assets resetting daily and our debt resetting discreetly every 90 days.

        When rates leveled out, we recognized that volatility and wanted to hedge against that in a declining rate environment, and so we added a total of about $24 billion in terms of hedges that are outlined in our K that come on in varying points in time, which hedge that average versus discreet difference in the reset provisions of our assets and our debt. So that's one of the risks that we've hedged and that we have benefited from in terms of the recent substantial decrease in rates ...

Charles Cascarilla:  And so those are basis hedges?

Terry Heimes:  Yes.

Charles Cascarilla:  Right, OK.

Terry Heimes: The other area that we have undertaken hedging activity is we have a portion of our loans of about $3.5 billion that have the ability to earn variable rate floor income if rates drop substantially because they were reset last July. Rates have dropped substantially. We actually earned variable rate floor income to the extent that commercial paper would drop below about 4.9 percent. We have hedged or put on about $2 billion in hedges against that $3.5 billion portfolio, which lock in a rate of 4.18. So we have effectively locked in or hedged about 72 basis points of variable rate floor income on $2 billion of our portfolio that could be eligible.

        We have an additional billion five to 2.4 billion that could be eligible for additional variable rate floor income because of T-bill, and T-bill rates or commercial paper rates that we will earn a spread on as rates drop. And we will earn variable rate floor income between the difference of about 4.8 to 4.9 percent and the commercial paper rate, which currently is running probably around three. So we have the ability to earn an additional 1.75 to 2 percent on that additional billion five of loans that are reset based on commercial paper.

        We also have about 800 million of loans that have the ability to earn variable rate floor income that are reset off the T-bill. However, because we don't have really any debt that is matched or based off the treasury bill, while we earn variable rate floor income, we really don't receive the economic benefit of that because of the wide Ted spread. So that's the variable rate floor income component of it.

        And then on the fixed rate income, we - or fixed rate floors - we have about $2 billion that is earning at the fixed borrower rate of about 7.5 percent. And we will have locked in, because of hedges, we've locked in about 120 basis points of fixed rate floor income on that $2 billion portfolio. $1 billion of it was earning at fixed rates at year end, and $1 billion was added after year end. Or an additional $1 billion converted to fixed rate after year end because of the continued decline in interest rates.

Charles Cascarilla:  I got you.  That's great.  I appreciate it.

Operator:  And our next question comes from Lance Ettus with Mortar Rock Capital
        Management.

Lance Ettus: I actually have a few questions. First, I know that you said that, you know, your locked in part of your portfolio is worth 1.2 billion. I was just wondering if you could comment on, you know, from what you're seeing out there whether the part that's not locked in, whether you could still sell those loans - I think you could still sell those loans at a slight premium to book value. So, in other words, you could sell them for, let's say, 1.005 or, you know, 50 basis points above at least.

Terry Heimes: Well obviously there is a substantial amount of disruption in the capital markets and the availability of capacity and liquidity has become challenging. I think it has become irrational in terms of the impact on the - what assets would be sold for. We still believe they have significant value, and we are looking to retain that value by terming out some of them out of our warehouse. But we will, we will continue to look for ways that we can capture that value, including potential sale.

Lance Ettus: OK. And I'm just - also if you could comment, one, on your service and business. What's been the growth there of the part, you know, your, that's not your assets? And, two, you mentioned diversification efforts before, you know, diversifying sort of outside the payment arena, which, if you could comment on, you know, what kind of products we should expect, you know, coming in the pipeline.

Terry Heimes: This is Terry. Let me first address the servicing. As we grew our portfolio, historically, we have been able to grow our assets on our balance sheet some. And through consolidation, we actually saw a run off in our third party servicing portfolio. So that has been actually declining over recent years because of the consolidation as well as our focus on growth of assets on our balance sheet.

        With the reduced consolidation impact and the reduced economics and people looking for efficiencies, as Mike indicated, we see some opportunities to add some additional lenders and also grow - for lenders to grow our third party servicing going forward. So while that has historically seen a decline or run off, we see some opportunity to grow that going forward.

        And then your other question on diversification, can you repeat that?

Lance Ettus: Just you commented before that you're looking to diversify sort of outside the core sort of payment products, you know, in your other fee businesses. If you could just comment on that, you know, what, you know, a little more specific there if you could.

Terry Heimes: I mean one of the areas that we've seen opportunities here has been our, in our software and technical services area. And we've been able to develop products that really have appeal to constituencies outside of schools and students. And we've been able to start to develop a market in that area.

        Right now it's really immaterial in terms of the overall contribution, but we see opportunities to continue to diversify specifically in the software and technical areas outside.

        In addition, we also see opportunities to continue to diversity the product and service offered under our Nelnet enrollment services area by example. Where traditionally that has been focused on planning and preparation as well as lead generation, with lead generation taking the lion's share of the activity there. We see opportunities to expand the product service offering to schools and students outside of that as we move forward.

Lance Ettus:  Yes, thank you.

Operator:  And we have a follow up question from Sameer Gokhale with KBW.

Sameer Gokhale: Hi. Just actually a couple of quick follows up. You know, on that, on that warehouse facility and the $6.6 billion of loans in there, assuming that facility isn't renewed, as those loans pay down, does that create additional capacity back up to the 6.6 billion or is that just basically fully amortizing then at that point in time? I just wanted to kind of get some more detail on that.

Jeff Noordhoek: If we were to term the facility with the providers, it would just amortize down.

Sameer Gokhale: OK. And then the other question I had was in that portfolio where you talked about the future cash flows. You know, I'm assuming that doesn't take into account any of the operating cost associated with servicing that portfolio. So if one were to try to do an NPV on that piece of the portfolio, you know, what would you envision your op ex would be if you were to just do a minimal amount of servicing on that and you cut out all the infrastructure related to the origination part of that business? I mean how should we think about it from an NPV perspective if we're thinking of valuing that whole earning stream?

Terry Heimes: Well the - on that earning stream the largest portion is going to be the net spread. And the servicing is provided out of the cash flow that's there. Our servicing is done, you know, one of the developments or one of the things that we've been able to develop is a significant amount of scale. So our cost is very efficient in that regard. As it relates to - there's a lot of different factors that could come into the net present value. Our focus was to make sure that we provided guidance on the amount that would flow off of that portfolio to demonstrate the value that's there.

Sameer Gokhale: Well let me see if I can ask the question another way. I mean if I were just trying to value within run off, so you don't leverage off of the scale of new loans that you might add on there and service those, if you were just going to run the portfolio off, you know, your op ex ratio right now - I don't know if in the current quarter, just related to that business, if it was about 80 basis points or so - I don't know if that sounds reasonable - but if you were just to do a minimal amount of servicing on that portfolio, cut out all the origination costs, et cetera, perhaps that would be 40 basis points of expenses you are left with in a burn down scenario where you are just running the portfolio off. I mean is that the way I should be thinking about it, you know, not taking into account - not assuming growth in the business, but just assuming a run down burn off analysis from an NPV perspective? Do those numbers make sense?

Terry Heimes: You're still high in terms of the true cost associated with a runoff scenario. Again, a substantial portion of those are high balance consolidation loans. So our servicing cost, true marginal incremental servicing cost is going to be very low, substantially less than the 40 basis points that you referenced.

Sameer Gokhale: And how about the all in costs of that portfolio? Would it be lower than 40 basis points, not looking in marginal again because just assuming a run off for the portfolio? So the servicing of that existing portfolio with the cost that I should assume, should that be 40 basis points or, you know, all in, including your fixed cost infrastructure, et cetera?

Terry Heimes:  No, it will be less than that ...

Sameer Gokhale:  OK.

Terry Heimes: ... the key though is our ability to manage our fixed cost infrastructure as our - is how we continue to grow our fee based businesses, the opportunities that are provided to continue to focus on the growth of our servicing business, the ability to expand our enrollment services areas, the ability to continue to grow our tuition payment campus commerce, so all of those play into our ability to manage our fixed cost infrastructure.

Sameer Gokhale:  OK, thanks Terry.

Operator: And there are no further questions at this time. I would like to turn the conference back over to our speakers for any additional or closing remarks.

Jeff Noordhoek: We have diversified our revenues and reduced our reliance on net interest margin and government fund programs. We have established viable entry points for school and lender customers. We have developed significant economies of scale in our loan servicing and tuition payment plan operations and are developing similar economies of scale in our enrollment services areas.

        We have accessed the necessary capital to expand our business in profitable areas. We have the management expert experience and expertise to take advantage of business opportunities, and we have demonstrated the ability to execute on our business plan and strategies in challenging times.

        And we want to thank you for participating on our call. Have a great day.

Operator: And that concludes today's teleconference. Thank you for your participation. Have a good day.

                                       END